QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)-5

        THE ALPINE GROUP, INC.
Offer to Exchange
up to $10,000,000 aggregate principal amount of its
6% Junior Subordinated Notes
for Shares of its Common Stock

          THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 22, 2003, UNLESS EXTENDED.

June 23, 2003

To Our Clients:

        Enclosed for your consideration are an Offering Circular dated June 23, 2003 (the "Offering Circular") and a Letter of Transmittal relating to an exchange offer as described therein (which together constitute the "Exchange Offer") of The Alpine Group, Inc., a Delaware corporation (the "Company"), to exchange up to $10,000,000 aggregate principal amount of its 6% Junior Subordinated Notes (the "Notes") for shares of its common stock, par value $0.10 per share ("Common Stock"), on the basis of $50.00 principal amount of Notes for every 40 shares of Common Stock. In no event will the maximum number of shares of Common Stock accepted pursuant to the Exchange Offer exceed 8,100,000, taking into account the payment of cash for fractions of Notes. The Exchange Offer will terminate at 5:00 p.m., New York City time, on July 22, 2003, unless extended by the Company (the "Expiration Time").

        This material is being forwarded to you as the beneficial owner of Common Stock held by us in your account but not registered in your name. A tender with respect to such Common Stock may only be made by us as the holder of record and pursuant to your instructions.

        To participate in the Exchange Offer, you must tender all of your shares of Common Stock. Accordingly, we request instructions as to whether you wish us to tender all of your shares of Common Stock held by us for your account pursuant to the terms and conditions of the Exchange Offer. Your instructions to us should be forwarded as promptly as possible in order to permit us to tender your Common Stock on your behalf in accordance with the provisions of the Exchange Offer.

        Tenders of Common Stock pursuant to the Exchange Offer may be withdrawn by holders at any time prior to the Expiration Time. We urge you to read the enclosed Offering Circular and related Letter of Transmittal carefully before instructing us to tender your Common Stock. If you wish to have us tender all of your Common Stock, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. The accompanying form of Letter of Transmittal is furnished to you for your information only and may not be used by you to tender your Common Stock.

INSTRUCTIONS

        The undersigned acknowledges receipt of your letter enclosing the Offering Circular and the Letter of Transmittal relating to the Exchange Offer by The Alpine Group, Inc. to exchange its 6% Junior Subordinated Notes for shares of its Common Stock.

        This will instruct you to tender all of the shares of Common Stock, the number of which is indicated below (or, if no number is indicated below, the entire number of shares), that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Circular and related Letter of Transmittal.

Aggregate number of shares of Common Stock to be tendered:	(1)

SIGN HERE

Signature(s):

Name(s):

Address(es):

Zip Code:

Area Code and Telephone No(s).:

Taxpayer Identification or Social Security No(s).:

Dated:

(1)
I/we understand that, to participate in the Exchange Offer, I/we must tender all of my/our shares of Common Stock, including all shares held by you for my/our account. I/we understand that if I/we sign without indicating an amount in the space above, the entire number of shares of Common Stock held by you for my/our account will be tendered.

QuickLinks

INSTRUCTIONS